Exhibit 99.1

BREITLING ENERGY CORPORATION ANNOUNCES ACQUISITION

Dallas, Texas – February 18, 2014 – Breitling Energy Corporation (OTC:BECC) (the “Company”) announced that it had closed the acquisition of a 35% overriding royalty interest in 53 proved producing wells and 15 drilling sites located in Dimmitt, Zavala, Frio, and LaSalle Counties, Texas. The interest was acquired from Gaston Kearby for wellbores operated by SN Operating. Total purchase price paid was $3.2 million.

“We are very pleased with this acquisition” said Chris Faulkner, Chief Executive Officer and President of Breitling Energy Corporation. “These properties are currently producing net royalties of over $59,000 per month. We are continuously looking for opportunities to acquire interests in currently producing properties.”

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s periodic reports and other documents filed with the SEC. Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Company’s periodic reports and other documents filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Chris Faulkner

President & CEO

Breitling Energy Corporation

214-716-2600